Exhibit 99.1

PRESS RELEASE

Ormat Technologies Contact: Smadar Lavi Investor Relations 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Rob Fink/Brett Maas Hayden - IR 646-415-8972/646-536-7331 rob@haydenir.com / brett@haydenir.com

Ormat Technologies Reports All-Time Record Annual Revenue of $595 Million and Adjusted EBITDA of $291 Million

Higher Product Segment Revenue and Continued Margin Improvements Drive Annual Results Past 2015 Guidance

Total book equity exceeds $1 billion

RENO, Nev. February 23, 2016 - Ormat Technologies, Inc. (NYSE: ORA) today announced record financial results for the fourth quarter and full year ended December 31, 2015.

Financial highlights for the full year:

●	Total revenues of $594.6 million in 2015, an increase of 6.3% from 2014;
●	Product segment revenues reached record levels of $218.7 million in 2015 from $177.2 million in 2014 representing a 23.4% increase;
●	Electricity segment revenues decreased 1.7% to $375.9 million in 2015 from $382.3 million in 2014, mainly related to lower oil and natural gas prices
●	Electricity generation increased 8.6% to 4.8 million MWh;
●	Gross margin increased to 36.7% in 2015 compared to 36.4% in 2014;
●	Operating income grew 14.3% to $164.1 million in 2015 from $143.5 million in 2014;
●	Adjusted EBITDA grew 6.8% to $291.3 million in 2015;
●	Net income attributable to the company's shareholders, increased 120.7% compared to 2014 and reached $119.6 million, or $2.43 per diluted share in 2015 (1);
●	Net income attributable to the company's shareholders excluding the non-recurring tax benefit recorded in the third quarter (1), was $70.9 million, or $1.44 per diluted share in 2015;
●	Total book equity exceeded $1 billion; and
●	Declared a quarterly dividend of $0.31 per share for the fourth quarter of 2015.

(1) In the third quarter of 2015, the Company recorded income tax benefit that includes deferred tax asset and related expenses of $48.7 million relating to a new tax law in Kenya, which extended the period of utilizing investment deductions for the Olkaria 3 power plant from five years to 10 years.

Operational and business developments for the full year:

●	Commenced commercial operation of three new power plants with an aggregate capacity of over 90 MW. All three plants were constructed and started operating ahead of planned schedule, including:
o	Plant 4 in Olkaria III in Kenya, expanding complex capacity to nearly 140 MW in January 2016;
o

Phase 2 of Don A. Campbell geothermal power plant in Nevada came on line in September 2015. The complex annual generating capacity increased to approximately 41 MW following the commencement of Phase 2; and

o	Phase 2 of the McGinness Hills geothermal power plant in Nevada came on line February 2015 and increased the complex’s generating capacity to approximately 83 MW;
●

Heber 1 geothermal power plant started selling power under a new PPA with an average fixed energy price of $85.62, reducing our portfolio exposure to natural gas price fluctuations to approximately 90 MW;

●	Commenced construction of the 35 MW Platanares geothermal project in Honduras;
●	Signed MOU to acquire 85% of the Bouillante geothermal power plant in the Island of Guadeloupe;
●	Signed a strategic collaboration agreement with Toshiba Corporation to develop opportunities in the areas of geothermal power generation systems and related equipment;
●	Closed and received $162.3 million cash from Northleaf Capital Partners for a 36.75% equity investment in certain power plants;
●	Closed $42 million loan agreement for the Amatitlan power plant in Guatemala;
●	Signed an approximate $100.0 million EPC contract in Chile; and
●	Completed a share exchange transaction with Ormat Industries Ltd.

“We executed well in 2015, delivered strong financial results and made significant progress on our long-term growth strategy positioning us well for continued success in 2016 and beyond,” noted Isaac Angel, Chief Executive Officer. “Our methodical efforts to improve operational efficiency, expand profit margins, and diversify revenue are progressing well and driving record financial results. During 2015, our product segment grew significantly, balancing headwinds in our electricity segment mainly related to lower oil and natural gas prices. We entered 2016 with strong momentum and we believe we are well positioned for continued success and expect to achieve profitable growth as well as expand opportunities around the world for both our operating segments, including as a result of our collaboration with Toshiba.”

“We have a plan to add 160 to 190 megawatts by the end of 2018 by bringing new plants online, expanding existing plants as well as adding capacity from the recent acquisition,” continued Mr. Angel. “As part of this expansion plan, we recently began development efforts in two sites in Nevada. These two projects, Tungsten Mountain and Dixie Meadows, are each expected to generate 25 to 35 MW once they come online in 2017 or 2018. We have drilled several exploration wells at both sites, and while drilling activity is ongoing, we are making progress towards securing PPAs. We believe that these projects may qualify for production tax credits.”

“In 2015, we took action to increase shareholder value by completing the Northleaf and restructuring transactions,” continued Mr. Angel. “We continue to enhance all aspects of Ormat’s value chain to improve our performance as well as to progress with near and long-term initiatives in our core geothermal business and in new activities to provide long-term sustainable growth. I am encouraged by our progress in the last year, and as we progress in each of our key initiatives, we are setting our intermediate and long-term strategies.”

Guidance

Mr. Angel added, “We expect full-year 2016 total revenue of between $620 million and $640 million with product segment revenue of between $210 million and $220 million. For the electricity segment, we expect revenues to be between $410 million and $420 million. The Electricity segment revenue guidance assumes current oil and natural gas prices. We expect 2016 Adjusted EBITDA of $300 to $310 million for the full year. This estimate includes approximately $9 million of expected income related to tax equity transactions compared to $25 million in 2015. We expect annual adjusted EBITDA attributable to minority’s interest to be approximately $17 million. This amount assumes the inclusion of the second phase of the Don A. Campbell power plant in the joint venture with Northleaf.”

Financial Summary

Annual Results

For the year ended December 31, 2015, total revenues increased 6.3% from $559.5 million in 2014 to $594.6 million in 2015. Electricity segment revenues decreased 1.7% from $382.3 million in 2014 to $375.9 million in 2015. This decrease was primarily due to the impact of lower commodity prices and the hurricane-related damage at the Puna plant in Hawaii last year. Product segment revenues increased by 23.4% to $218.7 million in 2015 compared to $177.2 million in 2014.

Operating income for the full year 2015 was $164.1 million, up 14.3% compared to $143.5 million in 2014.

The company reported that net income attributable to the company’s shareholders increased 120.7% to $119.6 million, or $2.43 per share diluted, for 2015 compared to $54.2 million or $1.18 per share diluted, last year. Full-year profitability included a non-recurring, non-cash income tax benefit of $48.7 million relating to a new tax law in Kenya which extended the period of utilizing investment deductions from five years to ten years for the Olkaria 3 power plant recorded in the third quarter of 2015. The net income attributable to the company's shareholders excluding the non-recurring tax benefit, was $70.9 million, or $1.44 per share diluted in 2015;

Adjusted EBITDA for the year ended December 31, 2015 was $291.3 million, compared to $272.7 million for the year ended December 31, 2014. The reconciliation of GAAP net cash provided by (used in) operating activities and net income to EBITDA and Adjusted EBITDA and additional cash flows information is set forth below in this release.

Net cash provided by operating activities was $190.0 million in the year ended December 31, 2015, compared to $213.2 million in the year ended December 31, 2014.

As of December 31, 2015, cash and cash equivalents were $185.9 million. In addition, as of December 31, 2015, the company had $145.3 million of unused corporate borrowing capacity under existing lines of credit.

Fourth Quarter Results

For the three months ended December 31, 2015, total revenues reached $171.1 million from $149.2 million in the fourth quarter of 2014, an increase of 14.6%. Electricity revenues increased 4.8% to $97.8 million in the three months ended December 31, 2015, from $93.3 million in the three months ended December 31, 2014. Product revenues increased 31.0% to $73.3 million in the three months ended December 31, 2015, from $56.0 million in the three months ended December 31, 2014.

The company reported net income attributable to the company’s shareholders of $23.0 million or $0.46 per share diluted compared to net income attributable to the company’s shareholders of $7.0 million or $0.15 per share for the same period last year.

Adjusted EBITDA for the three months ended December 31, 2015 was $79.1 million, compared to $68.3 million for the three months ended December 31, 2014. The reconciliation of GAAP net cash provided by (used in) operating activities and net income to EBITDA and Adjusted EBITDA and additional cash flows information is set forth below in this release.

On February 23, 2016, Ormat's Board of Directors approved a payment of a quarterly dividend of $0.31 per share pursuant to the company’s dividend policy. The dividend will be paid on March 29, 2016 to shareholders of record as of closing of business on March 15, 2016. In addition, the company expects to pay quarterly dividends of $0.07 per share in the next three quarters.

Conference Call Details

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 10 a.m. EST on Wednesday, February 24, 2016. The call will be available as a live, listen-only webcast at www.ormat.com. During the webcast, management will refer to slides that will be posted on the website. The slides and accompanying webcast can be accessed through the Events & Presentations in the Investor Relations section of Ormat's website.

An archive of the webcast will be available approximately 30 minutes after the conclusion of the live call.

Please ask to be joined into the Ormat Technologies, Inc. call.

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About Ormat Technologies

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (REG), with the objective of becoming a leading global provider of renewable energy. The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter - a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 69 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 470 employees in the United States and over 600 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 2,000 MW of gross capacity. Ormat’s current 697 MW generating portfolio is spread globally in the U.S., Guatemala and Kenya.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2015.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three-Month Periods and Years Ended December 31, 2015 and 2014

(Unaudited)

	Three Months Ended December 31		Year Months Ended December 31
	2015	2014	2015	2014
	(In thousands, except per share data)		(In thousands, except per share data)
Revenues:
Electricity	$97,796	$93,286	$375,920	$382,301
Product	73,278	55,957	218,724	177,223
Total revenues	171,074	149,243	594,644	559,524
Cost of revenues:
Electricity	63,008	60,547	242,612	246,630
Product	43,927	33,836	133,753	109,143
Total cost of revenues	106,935	94,383	376,365	355,773
Gross margin	64,139	54,860	218,279	203,751
Operating expenses:
Research and development expenses	668	388	1,780	783
Selling and marketing expenses	3,978	4,572	16,077	15,425
General and administrative expenses	9,185	7,767	34,782	28,614
Write-off of unsuccessful exploration activities	1,220	7,332	1,579	15,439
Operating income	49,088	34,801	164,061	143,490
Other income (expense):
Interest income	191	76	297	312
Interest expense, net	(18,142)	(19,570)	(72,577)	(84,654)
Foreign currency translation and transaction gains (losses)	(981)	(2,200)	(1,622)	(5,839)
Income attributable to sale of tax benefits	6,514	5,809	25,431	24,143
Gain from sale of property, plant and equipment	—	—	—	7,628
Other non-operating expense, net	(468)	107	(1,991)	756
Income before income taxes and equity in losses of investees	36,202	19,023	113,599	85,836
Income tax provision (benefit)	(11,438)	(9,877)	15,258	(27,608)
Equity in losses of investees, net	(616)	(2,003)	(5,508)	(3,213)

Net income	24,148	7,143	123,349	55,015
Net income attributable to noncontrolling interest	(1,160)	(163)	(3,776)	(833)
Net income attributable to the Company's stockholders	$22,988	$6,980	$119,573	$54,182

Earnings per share attributable to the Company's stockholders - Basic and diluted:
Basic:
Income from continuing operations	$0.47	$0.15	$2.46	$1.19
Discontinued operations	-	-	-	-
Net Income	$0.47	$0.15	$2.46	$1.19

Diluted:
Income from continuing operations	$0.46	$0.15	$2.43	$1.18
Discontinued operations	-	-	-	-
Net Income	$0.46	$0.15	$2.43	$1.18

Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	49,074	45,537	48,562	45,508
Diluted	49,668	46,018	49,187	45,859

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of December 31, 2015 and December 31, 2014

(Unaudited)

	December 31,	December 31,
	2015	2014

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$185,919	$40,230
Restricted cash, cash equivalents and marketable securities	49,503	93,248
Receivables:
Trade	55,301	48,609
Related entity	—	451
Other	7,885	10,141
Due from Parent	—	1,337
Inventories	18,074	16,930
Costs and estimated earnings in excess of billings on uncompleted contracts	25,120	27,793
Deferred income taxes	—	251
Prepaid expenses and other	33,334	34,884
Total current assets	375,136	273,874
Deposits and other	17,968	20,044
Deferred charges	42,811	37,567
Property, plant and equipment, net	1,559,335	1,437,637
Construction-in-process	248,835	296,722
Deferred financing and lease costs, net	23,084	27,057
Intangible assets, net	25,875	28,655
Total assets	$2,293,044	$2,121,556
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$91,955	$88,276
Deferred income taxes	—	974
Short term revolving credit lines with banks (full recourse)	—	20,300
Billings in excess of costs and estimated earnings on uncompleted contracts	33,892	24,724
Current portion of long-term debt:
Limited and non-recourse:
Senior secured notes	29,930	34,368
Other loans	21,495	17,995
Full recourse	11,229	19,116
Total current liabilities	188,501	205,753
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes	305,328	360,366
Other loans	283,380	264,625
Full recourse:
Senior unsecured bonds	249,981	250,289
Other loans	19,122	34,351
Unconsolidated investments	8,100	3,617
Liability associated with sale of tax benefits	11,665	39,021
Deferred lease income	58,099	60,560
Deferred income taxes	32,654	66,220
Liability for unrecognized tax benefits	10,385	7,511
Liabilities for severance pay	19,323	20,399
Asset retirement obligation	20,856	19,142
Other long-term liabilities	1,776	2,956
Total liabilities	1,209,170	1,334,810

Equity:
The Company's stockholders' equity:
Common stock	49	46
Additional paid-in capital	849,223	742,006
Retained earnings (accumulated deficit)	148,396	41,539
Accumulated other comprehensive income (loss)	(7,667)	(8,668)
	990,001	774,923
Noncontrolling interest	93,873	11,823
Total equity	1,083,874	786,746
Total liabilities and equity	$2,293,044	$2,121,556

Ormat Technologies, Inc. and Subsidiaries

Reconciliation of EBITDA, Adjusted EBITDA and Additional Cash Flows Information

For the Three-Month Periods and Years Ended December 31, 2015 and 2014

(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for (i) termination fees, (ii) impairment of long-lived assets, (iii) write-off of unsuccessful exploration activities,(iv) any mark-to-market gains or losses from accounting for derivatives, (v) merger and acquisition transaction cost, (vi) stock-based compensation, (vii) gain from extinguishment of liability, and (viii) gain on sale of subsidiary and property, plant and equipment. EBITDA and Adjusted EBITDA are not a measurement of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following tables reconcile net cash provided by (used in) operating activities and net income to EBITDA and Adjusted EBITDA for the three-month periods and years ended December 31, 2015 and 2014: the quarterly table is not correct – there should be an M&A line and not share exchange, the M&A line is should be write off of exploration

	Three Months Ended December 31		Year Ended December 31
	2015	2014	2015	2014

	(in thousands)		(in thousands)
Net cash provided by operating activities	$67,060	$34,465	$190,025	$213,235
Adjusted for:
Interest expense, net (excluding amortization of deferred financing costs)	16,231	17,604	63,802	76,970
Interest income	(191)	(76)	(297)	(312)
Income tax provision	11,438	9,877	(15,258)	27,608
Adjustments to reconcile net income or loss to net cash provided by operating activities (excluding depreciation and amortization)	(16,169)	(1,360)	40,530	(57,422)
EBITDA	$78,369	$60,510	$278,802	$260,079

Mark to market on derivative instruments which represents swap contracts on natural gas and oil prices	—	(2,493)	4,129	(6,960)
Stock-based compensation	878	1,263	3,955	5,571
Gain on sale of a subsidiary and property, plant and equipment	—	—	—	(7,628)
Loss from extinguishment of liability	—	—	1,710	—
Merger and acquisition transaction costs	—	1,000	3,800	1,000
Write-off of unsuccessful exploration activities	1,220	7,332	1,579	15,439
Mark to market on derivatives which represents currency forward contracts	(1,385)	699	(2,720)	5,172
Adjusted EBITDA	$79,082	$68,311	$291,255	$272,673

Net cash provided by investing activities	$(14,433)	$6,273	$(90,971)	$(129,162)
Net cash provided by (used in) financing activities	$(38,249)	$(42,959)	$46,635	$(101,197)

	Three Months Ended December 31		Year Ended December 31
	2015	2014	2015	2014

	(in thousands)		(in thousands)
Net income	$24,148	$7,143	$123,349	$55,015
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	17,951	19,494	72,280	84,342
Income tax provision	11,438	9,877	(15,258)	27,608
Depreciation and amortization	24,832	23,996	98,431	93,114
EBITDA	$78,369	$60,510	$278,802	$260,079

Mark to market on derivative instruments which represents swap contracts on natural gas and oil prices	—	(2,493)	4,129	(6,960)
Stock-based compensation	878	1,263	3,955	5,571
Gain on sale of a subsidiary and property, plant and equipment	—	—	—	(7,628)
Loss from extinguishment of liability	—	—	1,710	—
Merger and acquisition transaction costs	—	1,000	3,800	1,000
Write-off of unsuccessful exploration activities	1,220	7,332	1,579	15,439
Mark to market on derivatives which represents currency forward contracts	(1,385)	699	(2,720)	5,172
Adjusted EBITDA	$79,082	$68,311	$291,255	$272,673